Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
MAY 14, 2012

CHESAPEAKE MIDSTREAM PARTNERS, L.P. TO WEBCAST
INSTITUTIONAL INVESTOR AND ANALYST MEETING

OKLAHOMA CITY, OKLAHOMA, MAY 14, 2012 – Chesapeake Midstream Partners, L.P. (NYSE:CHKM) today announced it will webcast its 2012 Institutional Investor and Analyst Meeting.  The meeting will be webcast live on the Partnership’s website from 9:00 a.m. EDT to 2:00 p.m. EDT on Wednesday, May 16, 2012.  The webcast and presentation materials can be accessed by going to the Partnership’s website at www.chkm.com and selecting the "Events" subsection of the "Investors" section of the website.  A replay of the webcast will be available on the website approximately two hours after the conclusion of the event and will be accessible for two weeks.

Chesapeake Midstream Partners, L.P. (NYSE:CHKM) is the industry’s largest gathering and processing master limited partnership as measured by throughput volume and owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets.  Headquartered in Oklahoma City, the Partnership's operations are focused on the Barnett Shale, Haynesville Shale, Marcellus Shale and Mid-Continent regions of the U.S.  The Partnership’s common units are listed on the New York Stock Exchange under the symbol CHKM.  Further information is available at www.chkm.com where the Partnership routinely posts announcements, updates, events, investor information and presentations and all recent press releases.

INVESTOR CONTACT:	MEDIA CONTACTS:		CHESAPEAKE MIDSTREAM PARTNERS, L.P.
Dave Shiels, CFO	Michael Kehs	Jim Gipson	900 N.W. 63rd
(405) 935-6224	(405) 935-2560	(405) 935-1310	P.O. Box 18355
dave.shiels@chk.com	michael.kehs@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154